Exhibit 99.1

NeoRx Corporation (Poniard Pharmaceuticals)

Reports First Quarter Financial Results

Seattle (May 15, 2006) — NeoRx Corporation (NASDAQ: NERX), which is changing its name to Poniard Pharmaceuticals, Inc. effective June 16, 2006, today reported unaudited results for the quarter ended March 31, 2006.

NeoRx reported a net loss of $5.8 million ($0.17 diluted loss per share on a loss applicable to common shares of $5.9 million) for the first quarter of 2006, compared to a net loss of $5.1 million ($0.16 diluted loss per share on loss applicable to common shares of $5.2 million) for the first quarter of 2005.

“Our recently completed $65 million equity financing and expanded clinical development program for picoplatin should provide significant momentum for this company,” said Jerry McMahon, Ph.D., chairman and CEO of the Company. “We look forward to continued progress in the months ahead as we advance our picoplatin clinical trials and explore opportunities to strengthen our oncology portfolio.”

There was no revenue for either of the first quarters of 2006 or 2005.

Research and development (R&D) expenses decreased to $2.5 million for the first quarter of 2006, from $3.3 million for the first quarter of 2005. General and administrative (G&A) expenses decreased to $1.5 million for the first quarter of 2006, compared to $1.8 million for the first quarter of 2005. The Company expects expenses in R&D and G&A to increase in the near-term due to its planned increase in clinical development activity and relocation of its executive offices to San Francisco.

Cash and investment securities as of March 31, 2006, were $3.2 million, compared to $16.1 million at March 31, 2005. With the proceeds of the equity financing, the Company believes that current cash and cash equivalent balances will provide adequate resources to fund operations at least until the end of 2007.

Recent Activities:

•                  Completed a $65 million private placement of common stock and warrants to a group of investors led by MPM Capital and other investors, including Bay City Capital, Deerfield Management Company, Abingworth and funds managed by T. Rowe Price Associates, Inc.

•                  Appointed Nicholas J. Simon III, representing MPM Capital, to the board of directors, bringing the size of the board to nine members. Mr. Simon has more than 26 years industry and investment experience in biotechnology.

•                  Expanded the current Phase 2 clinical trial of picoplatin for small cell lung cancer into selected Eastern European countries with the treatment of the first patients there.

•                  Initiated a Phase 1/2 clinical trial of picoplatin for the potential front-line treatment of colorectal cancer.

•                  Announced plans to initiate a Phase 1/2 clinical trial of picoplatin for hormone refractory prostate cancer by the end of the second quarter of 2006.

•                  Announced a corporate name change to Poniard Pharmaceuticals, Inc. effective June 16, 2006, to reflect the Company’s strategic repositioning.

•                  Announced plans to relocate the corporate headquarters to San Francisco by the beginning of the third quarter of 2006 to broaden access to resources for program development, while retaining clinical development and support activities in Seattle.

About NeoRx Corporation and Poniard Pharmaceuticals

On June 16, 2006, NeoRx Corporation will change its corporate name to Poniard Pharmaceuticals, Inc. A global specialty pharmaceutical company, Poniard Pharmaceuticals will focus on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin currently is being studied in clinical trials for the treatment of small cell lung and colorectal cancers. As part of its strategic goal of building a diverse oncology pipeline, the Company is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com or www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, capital resources, discovery and development programs and clinical trial activities and results. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

Julie Rathbun

Corporate Communications

Poniard Pharmaceuticals c/o NeoRx Corporation

300 Elliott Avenue West, Suite 500

Seattle, WA  98119

206-286-2517

jrathbun@neorx.com

(Financial Tables Follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Revenues	$—	$—
Operating expenses:
Research and development	2,523	3,345
General and administrative	1,513	1,761
Gain on equipment disposal	(37)	—
Total operating expenses	3,999	5,106
Loss from operations	(3,999)	(5,106)
Other (expense) income, net	(1,800)	30
Net loss	(5,799)	(5,076)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(5,924)	$(5,201)

Loss per share:
Basic and diluted	$(0.17)	$(0.16)

Shares used in calculation of loss per share:
Basic and diluted	34,327	31,794

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS:
Cash and investment securities	$3,203	$3,523
Cash - restricted	—	1,000
Facilities and equipment, net	294	273
Assets held for sale	3,083	3,110
Licensed products, net	1,667	1,708
Other assets	934	500
Total assets	$9,181	$10,114

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$8,217	$6,941
Long-term liabilities	—	—
Shareholders’ equity	964	3,173
Total liabilities and shareholders’ equity	$9,181	$10,114